UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2008

DELEK US HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32868	52-2319066
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7102 Commerce Way Brentwood, Tennessee	37027
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 771-6701

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement

Effective December 3, 2008, MAPCO Express, Inc. (“MAPCO”), a wholly-owned subsidiary of Delek US Holdings, Inc. (“Delek”), entered into an amendment to its senior secured credit facility with a consortium of lenders. Among other things, the amendment (i) allows, but does not require, MAPCO to divest certain real property assets previously identified by MAPCO as non-core assets, (ii) allows, but does not require, MAPCO to divest additional, currently unidentified, real property assets provided that the net proceeds from the additional divestitures (if any) meet certain real property valuation criteria and do not exceeed $35 million in the aggregate in any calendar year and (iii) appoints Fifth Third Bank as successor administrative agent and swing line lender effective upon the resignation or removal of Lehman Commercial Paper, Inc. (“LCPI”) from such capacities.

Under the MAPCO credit facility, Lehman Brothers, Inc. (“LBI”), serves as advisor, sole lead arranger and sole bookrunner, SunTrust Bank serves as syndication agent, Bank Leumi USA serves as co-administrative agent, LCPI serves as administrative agent and Fifth Third Bank serves as a lender. LCPI and SunTrust Bank are affiliates of LBI and SunTrust Capital Markets, Inc., respectively, two of the underwriters of the initial public offering of Delek’s common stock completed on May 9, 2006. SunTrust Bank is administrative agent, issuing bank, swing line lender and collateral agent of a senior secured credit facility revolver with Delek’s wholly-owned subsidiary, Delek Refining, Ltd. LCPI is administrative agent and LBI is arranger and joint bookrunner for Delek’s $65 million credit agreement dated March 30, 2007. Fifth Third Bank serves as administrative agent for, and a lender under, the $75 million revolving credit facility with Delek’s wholly-owned subsidiary, Delek Marketing & Supply, LP.

Item 9.01 Financial Statements and Exhibits

(a)	Financial statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Shell company transactions.

Not applicable.

(d)	Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 9, 2008

DELEK US HOLDINGS, INC.

By: /s/ Edward Morgan
Name: Edward Morgan
Title: Vice President and Chief Financial Officer